As filed with the Securities and Exchange Commission on November 19, 2025

Registration No.333-64173

Registration No.333-64171

Registration No.333-79741

Registration No.333-54266

Registration No.333-165098

Registration No.333-165101

Registration No.333-231199

Registration No.333-251486

Registration No.333-262922

Registration No.333-271875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO.333-64171

FORM S-8 REGISTRATION STATEMENT NO.333-64173

FORM S-8 REGISTRATION STATEMENT NO.333-79741

FORM S-8 REGISTRATION STATEMENT NO.333-54266

FORM S-8 REGISTRATION STATEMENT NO.333-165098

FORM S-8 REGISTRATION STATEMENT NO.333-165101

FORM S-8 REGISTRATION STATEMENT NO.333-231199

FORM S-8 REGISTRATION STATEMENT NO.333-251486

FORM S-8 REGISTRATION STATEMENT NO.333-262922

FORM S-8 REGISTRATION STATEMENT NO.333-271875

UNDER

THE SECURITIES ACT OF 1933

Surmodics, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1356149
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9924 West 74th Street

Eden Prairie, Minnesota 55344

(Address of principal executive offices) (Zip Code)

1987 Incentive Stock Option Plan

1997 Incentive Stock Option Plan

Nonqualified Stock Option Plan

Restricted Stock Plan

1999 Employee Stock Purchase Plan

2009 Equity Incentive Plan

2019 Equity Incentive Plan

(Full titles of the plans)

Copy to:

Robert B. Hance
President, Chief Executive Officer and Assistant Secretary
Surmodics, Inc.
123 Rock Road
Horsham, Pennsylvania 19044
(215) 734-0888

(Name, address and telephone number
including area code, of agent for service)

Rachel W. Sheridan, P.C. Shagufa R. Hossain, P.C. Christina M. Thomas Kirkland & Ellis LLP 1301 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 389-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Surmodics, Inc. (the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1. Registration Statement No. 333-64173, registering (i) an aggregate of 982,240 shares of the Registrant’s common stock, $0.05 par value per share (the “Common Stock”) issuable under the Registrant’s Nonqualified Stock Option Plan and (ii) an indefinite amount of options to purchase Common Stock under the Registrant’s Nonqualified Stock Option Plan, which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 24, 1998;

2. Registration Statement No. 333-64171, registering (i) an aggregate of 877,700 shares of Common Stock, consisting of (a) 277,700 shares of Common Stock issuable under the Registrant’s 1987 Incentive Stock Option Plan and (b) 600,000 shares of Common Stock issuable under the Registrant’s 1997 Incentive Stock Option Plan and (ii) an indefinite amount of options to purchase Common Stock under the Registrant’s 1987 Incentive Stock Option Plan and 1997 Incentive Stock Option Plan, which was filed with the Commission on September 24, 1998;

3. Registration Statement No. 333-79741, registering an aggregate of 100,000 shares of Common Stock issuable under the Registrant’s Restricted Stock Plan, which was filed with the Commission on June 1, 1999;

4. Registration Statement No. 333-54266, registering (i) an aggregate of 200,000 shares of Common Stock issuable under the Registrant’s 1999 Employee Stock Purchase Plan, as later amended and restated (the “1999 Plan”) and (ii) an indefinite amount of options to purchase Common Stock under the 1999 Plan, which was filed with the Commission on January 25, 2001;

5. Registration Statement No. 333-165098, registering (i) an aggregate of 1,500,000 shares of Common Stock issuable under the Registrant’s 2009 Equity Incentive Plan, (ii) an undetermined number of shares of Common Stock that were previously registered by the Registrant under the Registrant’s 2003 Equity Incentive plan on Registration Statement No. 333-104258 and Registration Statement No. 333-123521, which was filed with the Commission on February 26, 2010;

6. Registration Statement No. 333-165101, registering an aggregate of 200,000 shares of Common Stock issuable under the Registrant’s 1999 Plan, which was filed with the Commission on February 26, 2010;

7. Registration Statement No. 333-231199, registering an aggregate of 1,100,000 shares of Common Stock issuable under the Registrant’s 2019 Equity Incentive Plan, as later amended and restated (the “2019 Plan”), which was filed with the Commission on May 3, 2019;

8. Registration Statement No. 333-251486, registering an aggregate of 162,917 shares of Common Stock issuable under the Registrant’s 1999 Plan, which was filed with the Commission on December 18, 2020;

9. Registration Statement No. 333-262922, registering an aggregate of 800,000 shares of Common Stock issuable under the Registrant’s 2019 Plan, which was filed with the Commission on February 23, 2022; and

10. Registration Statement No. 333-271875, registering an aggregate of 440,000 shares of Common Stock issuable under the Registrant’s 2019 Plan, which was filed with the Commission on May 12, 2023.

On November 19, 2025, pursuant to the Merger Agreement, dated May 28, 2024 (the “Merger Agreement”), by and among the Registrant, BCE Parent, LLC (“Parent”) and BCE Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, State of Pennsylvania, on November 19, 2025.

SURMODICS, INC.

By:	/s/ Robert B. Hance
Robert B. Hance
President, Chief Executive Officer and Assistant Secretary

Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign these Post-Effective Amendments.